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                                                                     EXHIBIT 2.8

                   CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT


         This CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT (this "Agreement"), is made as of December 11, 2000 by and between SYBRON INTERNATIONAL CORPORATION, a Wisconsin corporation ("Sybron"), and SYBRON DENTAL SPECIALITIES, INC. (formerly known as "SDS Holding Co."), a Delaware corporation ("SDS").

         WHEREAS, pursuant to the Contribution Agreement, Plan and Agreement of Reorganization and Distribution between the parties dated as of November 28, 2000 (the "Contribution Agreement") and pursuant to certain other agreements of even date herewith, Sybron is transferring, or will transfer, to SDS, all of the Dental Assets (as defined in the General Assignment, Assumption and Agreement regarding Litigation, Claims and Other Liabilities (executed by the parties of even date herewith);

         WHEREAS, Sybron and the Laboratory Business Subsidiaries (as defined in the Contribution Agreement) (together, the "Sybron Parties") are the proprietary owners of confidential information concerning their business operations, including but not limited to customer lists, business practices, trade secrets, pricing information, technical know-how, and competitive information (the "Sybron Proprietary Information");

         WHEREAS, SDS and the Dental Business Subsidiaries (as defined in the Contribution Agreement) (together, the "SDS Parties") are the proprietary owners of confidential information concerning their business operations, including but not limited to customer lists, business practices, trade secrets, pricing information, technical know-how, and competitive information (the "SDS Proprietary Information");

         WHEREAS, prior to the Effective Date (as defined in the Contribution Agreement) certain employees of the SDS Parties were privy to the Sybron Proprietary Information;

         WHEREAS, prior to the Effective Date, certain employees of the Sybron Parties were privy to the SDS Proprietary Information;

         WHEREAS, Sybron and SDS have entered into certain agreements to govern their relationship after the Effective Date which will require that Sybron and SDS disclose information to one another which one or the other safeguards as confidential (the "Spin-Off Information") (the Sybron Proprietary Information, the SDS Proprietary Information, and the Spin-Off Information is referred to collectively as the "Confidential Information"); and

         WHEREAS, Sybron and SDS consider the Confidential Information to be valuable, confidential and not otherwise available for disclosure.




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         NOW, THEREFORE, in consideration of the promises set forth herein, the parties do hereby agree as follows:

         1.       Proprietary Information.

                  (a) From the Effective Date, Sybron and SDS agree to treat the other party's Confidential Information as confidential and acknowledge that the equivalent of a confidential relationship between Sybron and SDS is established with respect to the Confidential Information.

                  (b) Each party agrees to disclose the Confidential Information of the other party only to such employee(s), representatives, advisers, officers, directors and agents as necessary and only if such persons agree to respect the confidential relationship between Sybron and SDS. Neither party, nor any of their respective employee(s), representatives, advisers, officers, directors and agents shall make any use or disclosure of the Confidential Information to any other third party without the other party's prior written consent.

         2.       Non-Confidential Information.

                  The provisions of this Agreement shall not apply to:

                  (a) information which at the time of disclosure is generally available to the public in a published work; or

                  (b) information which, after disclosure by either a Sybron Party or an SDS Party to the other, becomes published or generally available to the public, other than through any act or omission on the part of a Sybron Party or an SDS Party in violation of this Agreement; or

                  (c) information which either a Sybron Party or an SDS Party can show was in its possession at the time of disclosure by the other party and which was not acquired directly or indirectly from the other party either prior to, on or after the Effective Date; or

                  (d) information rightfully acquired from third parties who did not obtain it under pledge of secrecy to either a Sybron Party or an SDS Party; or

                  (e) information required to be disclosed pursuant to a court, federal regulatory agency, or state regulatory agency order, or required to be disclosed pursuant to any federal or state statutory or regulatory provision; provided that the disclosing party provides the other party with at least five (5) business days advance written notice of such disclosure; and provided further that the



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                           disclosing party shall provide the other party with
                           the opportunity to obtain a protective order restricting the disclosure of the information.

         3. Conflicts between this Agreement and Any Other Agreement(s). Sybron and SDS agree that these provisions of this Agreement are superseded by corresponding provisions that are included in the Contribution Agreement and Contribution Documents (as defined in the Contribution Agreement).

         4. Dispute Resolution. In the event that any dispute or difference arises between the parties relating to the interpretation or performance of this Agreement, the parties shall comply with the dispute resolution procedures prescribed in Article V of the Contribution Agreement.

         5.       Notices.

                  All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made if personally delivered, or if mailed by first class mail, postage prepaid, or by air express service, with charges prepaid and addressed as follows:

                  If to Sybron:        Sybron International Corporation
                                       411 East Wisconsin Avenue
                                       Milwaukee, Wisconsin 53202
                                       Attention: General Counsel

                  If to SDS:           Sybron Dental Specialities, Inc.
                                       1717 West Collins Avenue
                                       Orange, California 92867
                                       Attention: General Counsel

          Either party may by written notice so delivered to the other, change the address to which future delivery shall be made.

          6.      Miscellaneous.

                  (a) Entire Agreement. This Agreement and the other Contribution Documents constitute the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to their subject matter; provided, however, that the specific provisions of any other agreement between the parties executed and delivered by the parties in connection with the closing under the Contribution Agreement shall not be superseded by this Agreement and to the extent any such other agreement is in conflict herewith, such specific agreement shall control.




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                  (b)      Assignment. This Agreement and all the provisions
                           hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party; except that this Agreement may be assigned to a parent or subsidiary of a party, or to a third party acquiring substantially all of the assets of a party, without such prior written consent to such an assignment, provided that any such third party expressly assumes, and agrees to be bound by the terms of, this Agreement, and provided further that the assigning party shall not be relieved of any of its obligations hereunder in the event of such an assignment.

                  (c) No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and is not intended to confer upon any person except the parties any rights or remedies hereunder. There are no third party beneficiaries to this Agreement.

                  (d) Written Amendment and Waiver. This Agreement may not be altered or amended nor any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with the amendment or waiver.

                  (e) Limited Amendment or Waiver. No waiver of any term, provision or condition of this Agreement or failure to exercise any right, power or remedy or failure to enforce any provision of this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition or enforcement right of this Agreement or deemed to be an impairment of any right, power or remedy or acquiescence to any breach.

                  (f) Reformation and Severability. If any provision of this Agreement shall be held to be invalid, unenforceable or illegal in any jurisdiction under any circumstances for any reason, (a) that provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal and preserve the original intent of the parties, or (b) if that provision cannot be so reformed, it shall be severed from this Agreement. The holding shall not affect or impair the validity, enforceability or legality of the provision in any other jurisdiction or under any other circumstances. Neither the holding nor the reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement to the extent that the other provision is not itself actually in conflict with any applicable law. Upon a determination that any term or provision is invalid, unenforceable or illegal, the parties hereto shall




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                           negotiate in good faith to modify this Agreement so
                           as to effect the original intent of the parties as closely as possible.

                  (g) Jurisdiction. This Agreement shall be governed and construed and enforced in accordance with the internal laws of the State of Wisconsin (without regard to conflict of law principles) as to all matters including, without limitation, matters of validity, construction, effect, performance and remedies.

                  (h) Titles and Headings. All titles and headings have been inserted solely for the convenience of the parties and are not intended to be a part of this Agreement or to affect its meaning or interpretation.

                  (i) Counterparts. This Agreement, and any other agreement to be executed in connection herewith, may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (j) Effectiveness. This Agreement shall become effective at the Effective Date and may be terminated by Sybron at any time prior thereto without any liability on either party's part.



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          IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written by their duly authorized officers.


                               SYBRON INTERNATIONAL CORPORATION



                               By: /s/ KENNETH F. YONTZ
                                   ----------------------------------------
                               Name:  Kenneth F. Yontz
                               Title: President and Chief Executive Officer


                               SYBRON DENTAL SPECIALTIES, INC.



                               By: /s/ FLOYD W. PICKRELL, JR.
                                   ----------------------------------------
                               Name:  Floyd W. Pickrell, Jr.
                               Title: President and Chief Executive Officer




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